Putnam AMT-Free Municipal Fund Semiannual Report
1/31/14

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1

Class A    6,478
Class B       57
Class C      491
Class M       19

72DD2

Class Y      553


73A1

Class A   0.285668
Class B   0.239912
Class C   0.228803
Class M   0.265776

73A2

Class Y	0.302886


74U1

Class A   21,483
Class B      214
Class C    1,878
Class M       64

74U2

Class Y    1,659


74V1

Class A   14.85
Class B   14.86
Class C   14.89
Class M   14.89

74V2

Class Y	14.86

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.